Exhibit 16.2

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated April 13, 2012, of Endeavour International Corporation and are in agreement with the statements contained in paragraph six on page two therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP

Houston, Texas
April 13, 2012